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
                                                                                                   Exhibit 12
                                              SEMCO ENERGY, Inc.
                                      Ratio of Earnings to Fixed Charges
                                            (Thousands of Dollars)


                                                Twelve                    Years ended December 31,
                                             months ended  ----------------------------------------------------
Description                                    3/31/01       2000      1999      1998     1997 (c)    1996 (c)
--------------------------------------------  ---------    --------  --------  ---------  ---------  ----------
Earning as defined (a)
Income (loss) before income taxes,
   dividends on trust preferred securities
   and extraordinary items . . . . . . . . .  $ 32,518     $33,303   $24,671   $ 17,819   $ 23,894    ($19,868)
Fixed charges as defined . . . . . . . . . .    45,234      42,612    20,817     15,085     16,741      14,617
Less preferred securities dividend require-
   ments of consolidated subsidiaries. . . .   (11,007)     (7,699)     (242)      (274)      (274)       (274)
Other items. . . . . . . . . . . . . . . . .         0           0       158        178        178         178
                                              ---------    --------  --------  ---------  ---------  ----------

      Earnings as defined. . . . . . . . . .  $ 66,745     $68,216   $45,404   $ 32,808   $ 40,539     ($5,347)
                                              =========    ========  ========  =========  =========  ==========

Fixed charges as defined (a)
Interest expense . . . . . . . . . . . . . .  $ 32,693     $32,645   $19,278   $ 14,361   $ 16,018   $  13,912
Amortization of debt expense . . . . . . . .     1,534       2,268     1,297        450        449         431
Preferred securities dividend requirements
   of consolidated subsidiaries. . . . . . .    11,007       7,699       242        274        274         274
                                              ---------    --------  --------  ---------  ---------  ----------

      Fixed charges as defined . . . . . . .  $ 45,234     $42,612   $20,817   $ 15,085   $ 16,741   $  14,617
                                              =========    ========  ========  =========  =========  ==========

Ratio of earnings to fixed charges . . . . .      1.48        1.60      2.18       2.17       2.42          (b)
                                              =========    ========  ========  =========  =========  ==========


Notes:
(a)  Earnings  and  fixed  charges  as  defined  in  instructions  for  Item  503  of  Regulation  S-K.

(b)  For  the  year  ended  December  31,  1996,  fixed  charges  exceeded  earnings  by  $20.0  million.
     Earnings  as  defined  include  a  $32.3  million  non-cash  pretax  write-down  of  the  NOARK investment.  Excluding  the  NOARK  write-down  the  ratio  of  earnings  to  fixed  charges would  have  been  1.84.

(c)  Restated  to  account  for  a  1998  acquisition  as  a  pooling  of  interests.
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